Exhibit 99(a)

J.P. Morgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE REPORTS 2002 THIRD QUARTER RESULTS

New York, October 16, 2002 – J.P. Morgan Chase & Co. (NYSE: JPM) today reported 2002 third quarter earnings per share, inclusive of all restructuring charges and special items, of $0.01, compared with $0.50 in the second quarter of 2002 and $0.22 in the third quarter of 2001. Net income was $40 million in the third quarter compared to $1,028 million in the second quarter and $449 million one year ago.

Operating earnings per share, which exclude previously announced merger and restructuring charges and special items, were $0.16 compared with $0.58 in the second quarter of 2002 and $0.55 in the third quarter of 2001. Operating earnings were $325 million in the third quarter compared to $1,179 million in the second quarter and $1,133 million one year ago. For a reconciliation between operating earnings and net income see the table on page 11.

As previously announced, earnings performance this quarter was affected by higher credit costs and lower trading results.

“While the strength reflected in our Retail and Operating Services businesses is a major positive, our performance in the aggregate is very disappointing,” said William B. Harrison, Jr., Chairman and Chief Executive Officer. “In the Investment Bank, we will work through these difficult market conditions by balancing competitive advantages and actions with near-term tactical initiatives,” Mr. Harrison said. “As a management team and as shareholders, we are committed to this firm realizing its earnings potential over the longer term.”

The Investment Bank has completed a review of all major businesses. Our conclusions underscore the value of the firm’s integrated business model, the breadth of our product offering and the strength of our client franchise. To improve financial performance under current market conditions, the Investment Bank is undertaking a series of initiatives to improve efficiency as well as enable selective strategic investments. These initiatives, which will begin in the fourth quarter, are expected to generate approximately $700 million of savings and result in a reduction in staffing levels of over 2,000 as well as a reduction in consultants employed by the firm. Severance and other restructuring costs related to these initiatives are estimated to be approximately $450 million with approximately $300 million to be incurred in the fourth quarter of 2002 and the remainder in 2003. Below is a brief description of the major initiatives:

•	Align the cost of our equities business with the near-term revenue outlook.

•	Improve the productivity of our client coverage teams and origination functions.

•	Scale our businesses in Asia and Latin America in line with market opportunities.

•	Continue to improve the efficiency and effectiveness of our infrastructure support groups.

Investor Contact:	John Borden (212) 270-7318	Media Contact:	Joe Evangelisti (212) 270-7438

J.P. Morgan Chase & Co.
News Release

Business segment results

Retail & Middle Market Financial Services had a third consecutive quarter of record revenues and operating earnings. Operating earnings of $807 million were up 16% from the second quarter and up 92% from the third quarter of 2001. Operating ROE for the third quarter was 30% compared to 27% last quarter and 18% for the third quarter of 2001.

Operating revenues of $3.73 billion were up 8% from the second quarter and 31% from the third quarter of 2001 driven by continued high production volumes across all consumer credit businesses and low interest rates. Home Finance revenues were up 108% over the prior year and were driven by strong mortgage originations and gains realized on hedging mortgage-servicing rights. In Cardmember Services, managed credit card outstandings increased 31% from September 30, 2001 to $51.1 billion due to the Providian acquisition in the first quarter of 2002 and organic growth. There were close to 900,000 new accounts originated during the quarter, the eighth consecutive quarter of additions at this level. Total average deposits grew 14% from the third quarter of 2001.

Operating expenses of $1.65 billion increased by 2% from the second quarter and by 14% from the third quarter of 2001. The increases reflected the impact of higher business volumes. Savings generated by Six Sigma productivity programs continued to partially offset the growth in expenses.

Managed (retained and securitized) credit costs of $823 million were 12% higher than the second quarter and were 14% higher than the third quarter of 2001. The year-on-year increase reflects a 15% increase in managed consumer loans and, within the managed credit card portfolio, increased charge-offs related primarily to the impact of the Providian credit card portfolio. During the quarter Cardmember Services complied with new FFIEC draft guidelines resulting in $189 million in reserves allocated against interest and fee receivables for managed delinquent accounts.

The Investment Bank had an operating loss of $256 million in the third quarter, compared to operating earnings of $486 million in the second quarter and $702 million in the third quarter of 2001. The operating loss for the quarter was driven by significantly higher credit costs and lower revenues compared to prior quarters.

Operating revenues of $2.43 billion were 21% lower than last quarter and down 31% from the third quarter of 2001.

Investment Banking fees of $533 million decreased 32% from the second quarter and were down 34% from the third quarter of 2001. The decrease reflects industry-wide weakness in both M&A activity and underwriting volumes in the equity and debt markets. Advisory revenues were down 28% and 58% from the second quarter of 2002 and the third quarter of 2001, respectively. For the first nine months of 2002, the Investment Bank improved its ranking to #4 in global announced M&A with a market share of 16%, including a #1 ranking in European announced M&A.1

Underwriting revenues and other fees were down 34% from the second quarter and down 18% from the third quarter of 2001, driven by weakness in equity underwriting activity. The firm maintained its #2 ranking in underwriting U.S. investment grade bonds.1

[1]	Derived from Thomson Financial Securities Data

J.P. Morgan Chase & Co.
News Release

Trading revenues (including related net interest income) of $370 million declined from $1.12 billion in the second quarter of 2002 and from $1.50 billion in the third quarter of 2001. Fixed income results decreased 39% from the second quarter and 51% from the third quarter of 2001 due to weakness in interest rate trading and seasonally lower client flow compared to the second quarter. The decline in equities was due to lower portfolio management results in equity derivatives, convertibles and cash securities.

Partially offsetting the decline in trading revenues were investment securities gains of $465 million. These gains resulted from the strong performance of global treasury, which manages the firm’s interest rate exposures and investment securities activities. Global treasury’s activities complement and offer a strategic balance and diversification benefit to the firm’s trading activities. Global treasury manages interest rate risk of the firm on a “total return” basis, which measures both realized income (securities gains or losses and net interest income) and unrealized gains or losses on assets and liabilities of the firm. The total return from these activities was $363 million in the third quarter, up 70% from the second quarter.

Credit costs were $1.32 billion for the quarter, up from $306 million in the second quarter and $268 million in the third quarter of 2001. The increase includes significantly higher charge-offs, primarily in the telecommunication and cable sectors, and a provision in excess of charge-offs for loans and off- balance sheet commitments.

Operating expenses for the third quarter of $1.65 billion decreased by 19% from the second quarter and by 23% from the third quarter of 2001. The decline reflects lower incentive compensation expense as a result of the weak operating performance. Operating expenses in the third quarter included severance and related costs of $79 million compared to $123 million in the second quarter and none in the third quarter of last year. Including these severance and related costs, the overhead ratio for the third quarter was 68% compared to 65% in the second quarter and 61% in the third quarter of 2001. Excluding these costs the overhead ratio for the quarter was 64% compared to 61% in both the second quarter of 2002 and the third quarter of 2001.

Treasury & Securities Services, our wholesale operating services business, had record operating earnings of $212 million, an increase of 22% from the second quarter and 23% from the third quarter of 2001. Operating ROE for the quarter was 28% compared to 23% in the second quarter of 2002 and the third quarter of 2001.

Operating revenues were $1.02 billion in the third quarter of 2002, up 4% from the second quarter and up 5% from the third quarter of 2001, substantially due to a $50 million gain on the sale of an investment in an overseas securities clearing firm. Institutional Trust revenues were marginally below the second quarter of 2002 and 16% higher than the third quarter of 2001. The increase from the prior year reflected the impact of acquisitions and new business wins partially offset by the effect of slower fixed income activity. Investor Services revenues were down 8% from the second quarter of 2002 due to seasonal dividend activity in global markets in the earlier period. Revenues were down 9% from the third quarter of 2001 primarily due to the surge in deposit balances in 2001 following September 11 events. Also contributing to the decline were lower spreads on foreign exchange and securities lending resulting from the weak market environment. Revenues in Treasury Services were up 8% from the second quarter and 3% from the third quarter of last year despite considerably lower revenues on free balances in today’s low interest rate environment.

J.P. Morgan Chase & Co.
News Release

Operating expenses decreased 3% from the second quarter of 2002 and 1% from the third quarter of 2001. The overhead ratio for the third quarter was 68% compared to 73% in the second quarter of 2002 and the third quarter of 2001.

Investment Management & Private Banking had operating earnings of $98 million, down 12% from the second quarter and 21% from the third quarter of 2001. Pre-tax margin in the third quarter was 17%, compared with 19% last quarter and 22% in the third quarter of 2001.

Operating revenues of $691 million in the third quarter were 5% below the second quarter and 9% lower than the third quarter of 2001. Declines in global equity valuations and lower investor activity levels accounted for most of the decreases. Additionally, reductions in the Private Bank’s credit portfolio reduced net interest earnings from the year ago quarter. During the third quarter, Brown & Co., the specialty online brokerage unit of JPMorgan Chase that was previously part of the firm’s retail business, was transferred to this unit as part of a strategy to grow the retail asset management business. Operating expenses of $551 million for the quarter were 3% below the second quarter and down 7% from the third quarter of 2001.

Total assets under management at quarter-end of $492 billion were 9% lower than the second quarter and down 15% from the third quarter of 2001. Market depreciation and institutional outflows accounted for the year-on-year decline. These effects outweighed the positive flows and increased assets under management for retail mutual funds. Including the 45% interest in American Century, assets under management were $524 billion at quarter-end, $577 billion as of the second quarter 2002 and $619 billion as of the third quarter 2001.

JPMorgan Partners had an operating loss of $284 million for the quarter compared to an operating loss of $169 million in the second quarter and an operating loss of $153 million in the third quarter of 2001.

Total net private equity gains were negative $299 million, as compared to negative $125 million in the second quarter and negative $102 million in the third quarter of 2001. The third quarter 2002 results were driven by write-downs and write-offs on private holdings. Net mark-to-market losses on public securities of $120 million were partially offset by net realized gains of $111 million. Losses on the private portfolio and public portfolio were concentrated in telecommunications and technology investments. Book value, as of September 30, 2002, of the telecommunications, media and technology public and private portfolios was $1.4 billion, including $386 million in telecommunications, $257 million in media and $769 million in technology. The private equity market continues to be unsettled, with limited exit opportunities and constrained financing.

Expenses

Operating expenses were $4.62 billion, a 7% decline from both the second quarter of this year and the third quarter of 2001. Third quarter operating expenses included $122 million in severance and other costs associated with current restructuring programs. This compared with $162 million of these expenses in the second quarter. The third quarter of 2002 also included a $67 million reversal of previously accrued expenses associated with restricted stock issued under employee benefit plans that contained stock price targets, which now appear unlikely to be attained. These reversals totaled $120 million year to date.

J.P. Morgan Chase & Co.
News Release

Credit

Commercial net charge-offs in the third quarter of 2002 were $834 million, compared to $293 million in the previous quarter and $189 million in the third quarter of 2001. The increase was primarily attributable to companies in the telecommunications and related sectors and, to a lesser extent, the cable sector. The charge-off ratio for commercial loans was 3.53% for the third quarter of 2002, 1.17% for the second quarter of 2002 and 0.65% for the third quarter of 2001.

Consumer net charge-offs on a managed basis were $786 million, down from $862 million in the prior quarter and an increase from $626 million in the third quarter of 2001. The year-over-year increase was due to the inclusion of the Providian portfolio acquired during the first quarter of this year. On a managed basis, the credit card net charge-off ratio was 5.51%, compared to 6.42% for the second quarter and 5.64% for the third quarter of 2001. The improvement from the second quarter reflects lower bankruptcies and higher balances. Overall, consumer delinquency statistics remain relatively stable.

Provision for Credit Losses of $1.84 billion was $570 million in excess of charge-offs. The provision includes $292 million for losses in lending-related commitments. The loan loss provision in excess of loan charge-offs was $200 million in the third quarter of 2001.

Total Nonperforming Assets were $5.54 billion at September 30, 2002, which includes $1.13 billion related to the Enron surety receivables and letter of credit. Excluding this amount, which is the subject of litigation with creditworthy entities, nonperforming assets totaled $4.41 billion. This compares to $3.25 billion last quarter and $2.65 billion as of September 30, 2001. The increase from the second quarter of 2002 relates primarily to nonperforming telecommunications-related and cable loans.

Total assets and capital

Total assets as of September 30, 2002 were $742 billion, compared with $741 billion as of June 30, 2002 and $799 billion as of September 30, 2001. Commercial loans were down 7% or $7.2 billion from the second quarter and decreased 16% or $19.1 billion from the third quarter of 2001. Managed consumer loans increased 7% from the second quarter and increased 15% from the third quarter of 2001. The Tier 1 capital ratio was 8.6% at September 30, compared to 8.8% at June 30, 2002 and 8.2% at September 30, 2001.

Other financial information

Special Items in the third quarter of 2002 included $333 million (pre-tax) in merger and restructuring costs and $98 million (pre-tax) in real estate reserves for excess capacity related to facilities, compared to $229 million (pre-tax) in merger and restructuring costs in the second quarter of 2002. Special items in the third quarter of 2001 included merger and restructuring costs (pre-tax) of $876 million. Special items through the first three quarters of 2002 were $915 million and are in line with our full year targeted non-operating expenses of $1.2 billion.

J.P. Morgan Chase & Co.
News Release

J.P. Morgan Chase & Co. is a leading global financial services firm with assets of $742 billion and operations in more than 50 countries. The firm is a leader in investment banking, asset management, private banking, private equity, custody and transaction services and retail and middle market financial services. A component of the Dow Jones Industrial Average, JPMorgan Chase is headquartered in New York and serves more than 30 million consumer customers and the world’s most prominent corporate, institutional and government clients. Information about JPMorgan Chase is available on the internet at www.jpmorganchase.com.

JPMorgan Chase will hold a conference call for the investment community on Wednesday, October 16, 2002 at 11:00 a.m. (Eastern Daylight Time) to review third quarter 2002 financial results. The dial in number is (973) 321-1040. A live audio webcast of the call will be available on www.jpmorganchase.com. Slides for the call are also available on www.jpmorganchase.com. A telephone replay of the presentation will be available beginning at 1:30 p.m. (EDT) on October 16, 2002 and continuing through 6:00 p.m. (EDT) on October 23, 2002 at (973) 341-3080 pin #3484961. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase web site (www.jpmorganchase.com).

 This press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. These risks and uncertainties could cause our results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties are described in our Quarterly Report on Form 10-Q for the quarters ended June 30, 2002 and March 31, 2002 and in the 2001 Annual Report on Form 10-K, each filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (www.sec.gov), to which reference is hereby made.

J.P. MORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share and ratio data)

					3QTR 2002
					Over (Under)
	3QTR		2QTR	3QTR
	2002		2002	2001	2Q 2002		3Q 2001

OPERATING INCOME STATEMENT (a)(b)

OPERATING REVENUE:

Investment Banking Fees	$545		$785	$811	(31)%		(33)%

Trading-Related Revenue (Incl. Trading NII)	365		1,136	1,614	(68)		(77)

Fees and Commissions	2,768		2,745	2,297	1		21

Private Equity — Realized Gains (Losses)	(40)		(10)	204	NM		NM

Private Equity — Unrealized Gains (Losses)	(275)		(115)	(311)	NM		12

Securities Gains	578		124	142	366		307

Other Revenue (c)	409		273	209	50		96

Net Interest Income (Excl. Trading NII)	2,951		2,970	2,725	(1)		8

TOTAL OPERATING REVENUE	7,301		7,908	7,691	(8)		(5)

OPERATING EXPENSE:

Compensation Expense	2,367		2,761	2,860	(14)		(17)

Noncompensation Expense	2,253		2,204	2,125	2		6

TOTAL OPERATING EXPENSE	4,620		4,965	4,985	(7)		(7)

Credit Costs (c)	2,190		1,155	1,015	90		116

Operating Income before Taxes	491		1,788	1,691	(73)		(71)

Income Taxes	166		609	558	(73)		(70)

OPERATING EARNINGS	$325		$1,179	$1,133	(72)		(71)

Special Items & Change in Acctng Principle	(285)		(151)	(587)	(89)		51

Amortization of Goodwill, Net of Taxes (d)	—		—	(97)	NM		NM

NET INCOME	$40		$1,028	$449	(96)		(91)

OPERATING BASIS

Diluted Earnings per Share	$0.16		$0.58	$0.55	(72)		(71)

Shareholder Value Added	(964)		(57)	(136)	NM		NM

Return on Managed Assets	0.17%		0.62%	0.59%	(45	) bp	(42	) bp

Return on Common Equity	2.9		11.4	10.7	(850)		(780)

Overhead Ratio	63		63	65	—		(200)

Common Dividend Payout Ratio	222		59	61	NM		NM

Compensation Exp. as a % of Revenue	32		35	37	(300)		(500)

Noncompensation Exp. as a % of Revenue	31		28	28	300		300

NET INCOME PER COMMON SHARE

Basic	$0.01		$0.51	$0.22	(98)%		(95)%

Diluted	0.01		0.50	0.22	(98)		(95)

COMMON SHARES OUTSTANDING

Basic Average Shares Outstanding	1,986.0		1,982.6	1,975.3	—		1

Diluted Average Shares Outstanding	2,005.8		2,016.0	2,020.9	(1)		(1)

Common Shares Outstanding — Period End	1,995.9		1,993.4	1,972.9	—		1

CASH DIVIDENDS DECLARED PER SHARE	$0.34		$0.34	$0.34	—		—

BOOK VALUE PER SHARE	21.26		20.93	21.15	2		1

CAPITAL RATIOS

Tier I Capital Ratio	8.6	%(e)	8.8%	8.2%	(20	) bp	40	bp

Total Capital Ratio	12.3	(e)	12.7	11.6	(40)		70

Tier I Leverage Ratio	5.4	(e)	5.4	5.3	—		10

[Additional columns below]

[Continued from above table, first column(s) repeated]

	YEAR TO DATE		YTD 2002
			Over (Under)
	2002	2001	2001

OPERATING INCOME STATEMENT (a)(b)

OPERATING REVENUE:

Investment Banking Fees	$2,085	$2,681	(22)%

Trading-Related Revenue (Incl. Trading NII)	3,221	5,375	(40)

Fees and Commissions	8,006	6,801	18

Private Equity — Realized Gains (Losses)	(60)	570	NM

Private Equity — Unrealized Gains (Losses)	(618)	(1,379)	55

Securities Gains	816	664	23

Other Revenue (c)	819	743	10

Net Interest Income (Excl. Trading NII)	8,859	8,021	10

TOTAL OPERATING REVENUE	23,128	23,476	(1)

OPERATING EXPENSE:

Compensation Expense	7,951	9,222	(14)

Noncompensation Expense	6,737	6,506	4

TOTAL OPERATING EXPENSE	14,688	15,728	(7)

Credit Costs (c)	4,419	2,498	77

Operating Income before Taxes	4,021	5,250	(23)

Income Taxes	1,367	1,804	(24)

OPERATING EARNINGS	$2,654	$3,446	(23)

Special Items & Change in Acctng Principle	(604)	(1,136)	47

Amortization of Goodwill, Net of Taxes (d)	—	(284)	NM

NET INCOME	$2,050	$2,026	1

OPERATING BASIS

Diluted Earnings per Share	$1.30	$1.67	(22)

Shareholder Value Added	(1,080)	(332)	NM

Return on Managed Assets	0.47%	0.61%	(14	) bp

Return on Common Equity	8.5	10.9	(240)

Overhead Ratio	64	67	(300)

Common Dividend Payout Ratio	79	60	1,900

Compensation Exp. as a % of Revenue	34	39	(500)

Noncompensation Exp. as a % of Revenue	29	28	100

NET INCOME PER COMMON SHARE

Basic	$1.01	$1.00	1%

Diluted	1.00	0.97	3

COMMON SHARES OUTSTANDING

Basic Average Shares Outstanding	1,982.3	1,973.5	—

Diluted Average Shares Outstanding	2,009.3	2,028.9	(1)

Common Shares Outstanding — Period End	1,995.9	1,972.9	1

CASH DIVIDENDS DECLARED PER SHARE	$1.02	$1.02	—

Note: Prior periods have been restated to conform with current methodologies.
(a)	See page 11 for a reconciliation between reported results and operating results.

(b)	In the first quarter of 2002, the Firm implemented EITF 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred (Formerly EITF Abstracts, Topic D-103).” Prior period amounts have been restated.

(c)	In the third quarter of 2002, the provision for lending-related commitments was re-classified from “Other Revenue” to the “Provision for Credit Losses” category. Therefore, “Credit Costs” includes the aggregate amount of the provision for loan losses, provision for lending-related commitments and credit card securitizations. Prior period amounts have been restated.

(d)	Reported net income for 2002 reflects the adoption of SFAS 142 and, accordingly, the Firm ceased amortizing goodwill effective January 1, 2002. There was no impairment of goodwill upon adoption of SFAS 142. Prior period operating earnings for 2001 have been adjusted by adding back amortization of goodwill to report 2001 results on a basis comparable with 2002.

(e)	Estimated

bp — Denotes basis points; 100 bp equals 1%
NM — Not meaningful

J.P. MORGAN CHASE & CO. LINES OF BUSINESS FINANCIAL HIGHLIGHTS SUMMARY
(in millions, except per share and ratio data)

				3QTR 2002
				Over (Under)
	3QTR	2QTR	3QTR
	2002	2002	2001	2Q 2002		3Q 2001

OPERATING REVENUE

Investment Bank	$2,433	$3,098	$3,541	(21)%		(31)%

Treasury & Securities Services	1,022	983	972	4		5

Investment Management & Private Banking	691	729	757	(5)		(9)

Retail & Middle Market Financial Services	3,732	3,468	2,843	8		31

Corporate (a)	(216)	(186)	(247)	(16)		13

OPERATING REVENUE EXCL. JPMP	7,662	8,092	7,866	(5)		(3)

JPMorgan Partners	(361)	(184)	(175)	(96)		NM

OPERATING REVENUE (b)	$7,301	$7,908	$7,691	(8)		(5)

EARNINGS

Investment Bank	$(256)	$486	$702	NM		NM

Treasury & Securities Services	212	174	172	22		23

Investment Management & Private Banking	98	111	124	(12)		(21)

Retail & Middle Market Financial Services	807	694	421	16		92

Corporate (a)	(252)	(117)	(133)	NM		(89)

OPERATING EARNINGS EXCL. JPMP	609	1,348	1,286	(55)		(53)

JPMorgan Partners	(284)	(169)	(153)	(68)		(86)

OPERATING EARNINGS (b)	325	1,179	1,133	(72)		(71)

Special Items & Change in Acctng Principle	(285)	(151)	(587)	(89)		51

Amortization of Goodwill, Net of Taxes	—	—	(97)	NM		NM

NET INCOME (b)	$40	$1,028	$449	(96)		(91)

EARNINGS PER SHARE — DILUTED

OPERATING EARNINGS EXCL. JPMP	$0.30	$0.66	$0.63	(55)		(52)

Impact of JPMP	(0.14)	(0.08)	(0.08)	75		75

OPERATING EARNINGS (b)	0.16	0.58	0.55	(72)		(71)

Special Items & Change in Acctng Principle	(0.15)	(0.08)	(0.29)	(88)		48

Amortization of Goodwill, Net of Taxes	—	—	(0.04)	NM		NM

NET INCOME (b)	$0.01	$0.50	$0.22	(98)		(95)

OPERATING RETURN ON COMMON EQUITY

Investment Bank	NM	10.4%	15.1%	NM		NM

Treasury & Securities Services	28.3%	22.9	23.3	540	bp	500	bp

Investment Management & Private Banking	6.4	7.1	7.9	(70)		(150)

Retail & Middle Market Financial Services	30.4	26.6	17.8	380		1,260

OPERATING RETURN ON COMMON EQUITY (b)	2.9	11.4	10.7	(850)		(780)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	YEAR TO DATE		YTD 2002
			Over (Under)
	2002	2001	2001

OPERATING REVENUE

Investment Bank	$9,141	$11,584	(21)%

Treasury & Securities Services	2,938	2,885	2

Investment Management & Private Banking	2,183	2,436	(10)

Retail & Middle Market Financial Services	10,319	8,194	26

Corporate (a)	(607)	(649)	6

OPERATING REVENUE EXCL. JPMP	23,974	24,450	(2)

JPMorgan Partners	(846)	(974)	13

OPERATING REVENUE (b)	$23,128	$23,476	(1)

EARNINGS

Investment Bank	$983	$2,510	(61)

Treasury & Securities Services	528	485	9

Investment Management & Private Banking	335	366	(8)

Retail & Middle Market Financial Services	2,030	1,249	63

Corporate (a)	(523)	(397)	(32)

OPERATING EARNINGS EXCL. JPMP	3,353	4,213	(20)

JPMorgan Partners	(699)	(767)	9

OPERATING EARNINGS (b)	2,654	3,446	(23)

Special Items & Change in Acctng Principle	(604)	(1,136)	47

Amortization of Goodwill, Net of Taxes	—	(284)	NM

NET INCOME (b)	$2,050	$2,026	1

EARNINGS PER SHARE — DILUTED

OPERATING EARNINGS EXCL. JPMP	$1.65	$2.05	(20)

Impact of JPMP	(0.35)	(0.38)	(8)

OPERATING EARNINGS (b)	1.30	1.67	(22)

Special Items & Change in Acctng Principle	(0.30)	(0.56)	46

Amortization of Goodwill, Net of Taxes	—	(0.14)	NM

NET INCOME (b)	$1.00	$0.97	3

OPERATING RETURN ON COMMON EQUITY

Investment Bank	7.0%	17.5%	(1,050	) bp

Treasury & Securities Services	23.6	21.8	180

Investment Management & Private Banking	7.2	7.6	(40)

Retail & Middle Market Financial Services	26.1	18.3	780

OPERATING RETURN ON COMMON EQUITY (b)	8.5	10.9	(240)

(a)	Includes Support Units and the effect remaining at the corporate level after the implementation of management accounting policies.

(b)	Represents consolidated JPMorgan Chase.

J.P. MORGAN CHASE & CO. CONSOLIDATED BALANCE SHEET
(in millions)

				Sep 30, 2002
				Over (Under)
	Sep 30th	Jun 30th	Sep 30th
	2002	2002	2001	Jun 30, 02	Sep 30, 01

ASSETS

Cash and Due from Banks	$18,159	$21,878	$22,299	(17)%	(19)%

Deposits with Banks	13,447	10,517	9,341	28	44

Federal Funds Sold and Securities Purchased under Resale Agreements	63,748	71,740	78,997	(11)	(19)

Securities Borrowed	35,283	48,429	37,499	(27)	(6)

Trading Assets:

Debt and Equity Instruments	151,264	159,746	165,143	(5)	(8)

Derivative Receivables	87,518	69,858	85,407	25	2

Securities	79,768	64,526	66,468	24	20

Loans (Net of Allowance for Loan Losses)	206,215	207,080	219,411	—	(6)

Private Equity Investments	8,013	8,229	9,628	(3)	(17)

Goodwill	8,108	8,089	8,477	—	(4)

Other Intangibles:

Mortgage Servicing Rights	3,606	5,689	5,731	(37)	(37)

Purchased Credit Card Relationships	1,337	1,426	542	(6)	147

All Other Intangibles	311	313	64	(1)	386

Other Assets	64,982	63,026	90,293	3	(28)

TOTAL ASSETS	$741,759	$740,546	$799,300	—	(7)

LIABILITIES

Deposits	$292,171	$293,829	$281,604	(1)	4

Federal Funds Purchased and Securities Sold under Repurchase Agreements	154,745	162,656	181,775	(5)	(15)

Commercial Paper	13,775	14,561	19,299	(5)	(29)

Other Borrowed Funds	12,646	17,352	21,941	(27)	(42)

Trading Liabilities:

Debt and Equity Instruments	71,607	67,952	58,594	5	22

Derivative Payables	70,593	55,575	70,817	27	—

Accounts Payable, Accrued Expenses and Other Liabilities (including the Allowance for Lending-Related Commitments)	38,233	38,083	75,231	—	(49)

Long-Term Debt	39,113	42,363	42,315	(8)	(8)

Guaranteed Preferred Beneficial Interests in the Firm’s Junior Subordinated Deferrable Interest Debentures	5,439	5,439	4,439	—	23

TOTAL LIABILITIES	698,322	697,810	756,015	—	(8)

PREFERRED STOCK OF SUBSIDIARY	—	—	550	NM	NM

STOCKHOLDERS’ EQUITY

Preferred Stock	1,009	1,009	1,009	—	—

Common Stock	2,023	2,020	1,993	—	2

Capital Surplus	13,113	13,111	12,244	—	7

Retained Earnings	26,940	27,605	28,021	(2)	(4)

Accumulated Other Comprehensive Income	1,465	79	267	NM	NM

Treasury Stock, at Cost	(1,113)	(1,088)	(799)	(2)	(39)

TOTAL STOCKHOLDERS’ EQUITY	43,437	42,736	42,735	2	2

TOTAL LIABILITIES, PREFERRED STOCK OF SUBSIDIARY AND STOCKHOLDERS’ EQUITY	$741,759	$740,546	$799,300	—	(7)

Note: Prior periods have been restated to conform with current methodologies.

J.P. MORGAN CHASE & CO. CREDIT-RELATED INFORMATION (in millions, except ratios)

					Sep 30, 2002
					Over (Under)
	Sep 30th		Jun 30th	Sep 30th
	2002		2002	2001	Jun 30, 02		Sep 30, 01

CREDIT-RELATED ASSETS:

Commercial Loans	$97,486		$104,701	$116,578	(7)%		(16)%

Derivative and FX Contracts	87,518		69,858	85,407	25		2

Total Commercial Credit-Related Assets (a)	185,004		174,559	201,985	6		(8)

Managed Consumer Loans (b)	143,835		134,884	125,431	7		15

Total Managed Credit-Related Assets	$328,839		$309,443	$327,416	6		—

NET CHARGE-OFFS: (c)

Commercial Loans	$834		$293	$189	185		341

Credit Card — Managed (b)	687		767	534	(10)		29

All Other Consumer	99		95	92	4		8

Managed Consumer Loans	786		862	626	(9)		26

Total Managed Net Charge-offs	$1,620		$1,155	$815	40		99

NET CHARGE-OFF RATES — ANNUALIZED:

Total Commercial Loans	3.53%		1.17%	0.65%	236	bp	288	bp

Credit Card — Managed	5.51		6.42	5.64	(91)		(13)

Total Managed Loans	2.75		1.96	1.33	79		142

NONPERFORMING ASSETS:

Commercial Loans	$3,596		$2,512	$2,018	43%		78%

Derivative and FX Contracts	169		144	46	17		267

Consumer Loans	507		450	459	13		10

Assets Acquired in Loan Satisfactions	140		142	123	(1)		14

Total	4,412		3,248	2,646	36		67

Other Receivables (d)	1,130		1,130	—	—		NM

Total Nonperforming Assets	$5,542	(e)	$4,378	$2,646	27		109

SELECTED COUNTRY TOTAL EXPOSURE

(in billions)

Argentina	$0.3	(f)	$0.4	$0.9	(25)		(67)

Brazil	1.7	(f)	2.1	3.5	(19)		(51)

Turkey	0.1	(f)	0.1	0.2	—		(50)

Venezuela	0.3	(f)	0.3	0.3	—		—

(a)	Excludes unfunded commercial lending-related commitments totaling $240 billion at September 30, 2002, $241 billion at June 30, 2002 and $248 billion at September 30, 2001. Unused advised lines of credit totaling $18 billion at September 30, 2002 and June 30, 2002, and $20 billion at September 30, 2001 are included within these unfunded commercial lending-related commitments.

(b)	Includes credit card receivables that have been securitized.

(c)	Net charge-offs are presented for the quarter ended as of the date indicated.

(d)	This amount relates to the Enron-related surety receivables and letter of credit, which are the subject of litigation with credit-worthy entities. These receivables are classified in Other Assets at September 30, 2002 and June 30, 2002.

(e)	Nonperforming assets have not been reduced for credit protection (single name credit default swaps and collateralized loan obligations) relating to nonperforming counterparties in amounts aggregating $49 million. Nonperforming assets exclude nonaccrual loans held for sale (“HFS”) of $38 million. HFS loans are carried at the lower of cost or market and declines in value are recorded in Other Revenue.

(f)	Estimated

J.P. MORGAN CHASE & CO. RECONCILIATION OF REPORTED TO OPERATING RESULTS (in millions, except per share data)

	THIRD QUARTER 2002				THIRD QUARTER 2001

	REPORTED	CREDIT	SPECIAL	OPERATING	REPORTED	CREDIT	SPECIAL	AMORTIZATION	OPERATING
	RESULTS	CARD	ITEMS	BASIS	RESULTS	CARD	ITEMS	OF GOODWILL	BASIS
	(a)	(b)	(c)		(a)	(b)	(c)	(d)

INCOME STATEMENT

Revenue	$6,947	$354	$—	$7,301	$7,421	$270	$—	$—	$7,691

Expense	4,638	—	(98)	4,540	4,949	—	—	—	4,949

Amortization of Intangibles	80	—	—	80	182	—	—	(146)	36

Operating Margin	2,229	354	98	2,681	2,290	270	—	146	2,706

Credit Costs	1,836	354	—	2,190	745	270	—	—	1,015

Income before Merger and Restructuring Costs	393	—	98	491	1,545	—	—	146	1,691

Merger and Restructuring Costs	333	—	(333)	—	876	—	(876)	—	—

Income before Tax Expense	60	—	431	491	669	—	876	146	1,691

Tax Expense	20	—	146	166	220	—	289	49	558

Net Income	$40	$—	$285	$325	$449	$—	$587	$97	$1,133

NET INCOME PER SHARE

Basic	$0.01			$0.16	$0.22				$0.57

Diluted	0.01			0.16	0.22				0.55

	YEAR TO DATE 2002				YEAR TO DATE 2001

	REPORTED	CREDIT	SPECIAL	OPERATING	REPORTED	CREDIT	SPECIAL	AMORTIZATION	OPERATING
	RESULTS	CARD	ITEMS	BASIS	RESULTS	CARD	ITEMS	OF GOODWILL	BASIS
	(a)	(b)	(c)		(a)	(b)	(c)	(d)

INCOME STATEMENT

Revenue	$22,119	$1,009	$—	$23,128	$22,692	$784	$—	$—	$23,476

Expense	14,545	—	(98)	14,447	15,620	—	—	—	15,620

Amortization of Intangibles	241	—	—	241	542	—	—	(434)	108

Operating Margin	7,333	1,009	98	8,440	6,530	784	—	434	7,748

Credit Costs	3,410	1,009	—	4,419	1,714	784	—	—	2,498

Income before Merger and Restructuring Costs	3,923	—	98	4,021	4,816	—	—	434	5,250

Merger and Restructuring Costs	817	—	(817)	—	1,682	—	(1,682)	—	—

Income before Tax Expense	3,106	—	915	4,021	3,134	—	1,682	434	5,250

Tax Expense	1,056	—	311	1,367	1,083	—	571	150	1,804

Income before Effect of Acctng Change	2,050	—	604	2,654	2,051	—	1,111	284	3,446

Net Effect of Change in Acctng Principle	—	—	—	—	(25)	—	25	—	—

Net Income	$2,050	$—	$604	$2,654	$2,026	$—	$1,136	$284	$3,446

NET INCOME PER SHARE

Basic	$1.01			$1.32	$1.00 (e)				$1.72

Diluted	1.00			1.30	0.97 (e)				1.67

(a)	Represents condensed results as reported in JPMorgan Chase’s financial statements.

(b)	This column represents the impact of credit card securitizations. For receivables that have been securitized, amounts that would have been reported as net interest income and as provision for loan losses are instead reported as components of noninterest revenue.

(c)	Includes merger and restructuring costs and special items. The 2002 third quarter and nine months included $333 million and $817 million (pre-tax) in merger and restructuring costs, respectively, and $98 million (pre-tax) in real estate reserves for both periods that were recorded in “Occupancy Expense” in the reported results. The 2001 third quarter and nine months included $876 million and $1,682 million (pre-tax) in merger and restructuring costs, respectively.

(d)	Reported net income for 2002 reflects the adoption of SFAS 142 and, accordingly, the Firm ceased amortizing goodwill effective January 1, 2002. There was no impairment of goodwill upon adoption of SFAS 142. Prior period operating earnings for 2001 have been adjusted by adding back amortization of goodwill to report 2001 results on a basis comparable with 2002.

(e)	Includes the effect of the accounting change. Excluding the accounting change, basic and diluted net income per share were $1.01 and $0.98, respectively.